Exhibit 99.1

PRESS RELEASE

MODUSLINK GLOBAL SOLUTIONS REPORTS FINANCIAL

RESULTS FOR FIRST QUARTER OF FISCAL 2009

WALTHAM, Mass. December 4, 2008 — ModusLink Global Solutions, Inc. (NASDAQ: MLNK) today reported financial results for its first quarter of fiscal year 2009, ended October 31, 2008.

Financial Summary

•	Net revenue of $291.4 million, an increase of 6.1% from the first quarter of fiscal 2008

•

Gross margin as a percentage of revenue of 9.6% compared to 14.2% in the same period during the prior year; excluding the impact of $3.7 million of deferred revenue, gross margin as a percentage of revenue would have been 10.8%

•	Operating loss of $10.8 million compared to operating income of $9.1 million in the first quarter of fiscal 2008

•	Net loss of $18.6 million, or ($0.41) per share, compared with net income of $8.6 million, or $0.18 per diluted share, in the same period last year

•	Non-GAAP operating income of $3.3 million compared with $17.1 million in the first quarter of fiscal 2008

Consolidated Financial Results

“In the first quarter, we saw lower volumes in our existing engagements and delayed start of new engagements based on weak consumer spending in the Americas and Europe,” said Joseph C. Lawler, Chairman, President and Chief Executive Officer of ModusLink Global Solutions. “Given the extreme sense of uncertainty regarding the economy, we have been aggressively taking action to reduce costs across the organization and restructure areas where we can gain efficiencies, while continuing to execute our overall business strategy. We expect the result of our actions will be more than $40 million of annualized cost reductions resulting in a leaner, more focused and efficient company as we move forward.”

“Despite the slowing economy, in the first quarter we experienced revenue growth from new engagements and contributions from our recent acquisitions,” continued Lawler. “Our value proposition for new engagements is strong as companies in the markets we serve continue to look for opportunities to reduce their supply chain costs. In addition, our cash balance and overall balance sheet remains solid.”

The Company reported net revenue of $291.4 million for the first quarter of fiscal 2009, an increase of 6.1%, compared to net revenue of $274.7 million reported for the same period one year ago. Compared to the same period last year, first quarter 2009 revenue from new engagements increased by approximately $31 million or 246%, and revenue from the Company’s base business declined approximately $32.5 million or 12.5%. In addition, revenue for the first quarter of 2009 included $16.4 million from recently acquired Open Channel Solutions (OCS) and PTS Electronics (PTS), and a favorable impact from foreign currency translation. In the first quarter of fiscal 2009, the Company deferred $3.7 million of revenue as a result of some client transactions not meeting all of the required revenue recognition criteria at the end of the period. The deferred revenue would be recognized in a future period, when the remaining revenue recognition criterion is satisfied.

Gross profit was $28.1 million, or 9.6% of revenue, in the first quarter of fiscal 2009, compared to $39.1 million, or 14.2% of revenue, in the first quarter of fiscal 2008. The decrease in gross margin as a percentage of revenue was primarily due to a change in the mix of business, start-up costs related to new client engagements, decreased capacity utilization due to lower volumes and the impact of the deferred revenue discussed above.

Operating expenses for the first quarter of fiscal 2009 were $38.9 million compared to $29.9 million in the same quarter of fiscal 2008. Operating expenses in the first quarter of fiscal 2009 included selling, general and administrative costs for OCS and PTS, $1.6 million of bad debt expense and $6.4 million of severance related restructuring costs as part of the Company’s continued efforts to drive operational efficiencies throughout the organization.

Operating loss for the first quarter of fiscal 2009 was $10.8 million compared to operating income of $9.1 million for the prior year period.

Net loss for the first quarter of 2009 was $18.6 million, or $(0.41) per share, compared to net income of $8.6 million, or $0.18 per diluted share, for the same period in fiscal 2008. Net loss for the first quarter of fiscal 2009 included other expenses of $3.9 million, which was lower than other income of $2.2 million in the first quarter of fiscal 2008 primarily due to lower interest income, a decline in @Ventures related activities and unfavorable foreign exchange rate changes.

Excluding net charges related to depreciation, amortization of intangibles, stock-based compensation, restructuring and non-cash charges, the Company reported non-GAAP operating income of $3.3 million for the first quarter of fiscal 2009 versus non-GAAP operating income of $17.1 million for the same period in fiscal 2008.

As of October 31, 2008, the Company had working capital of approximately $216.3 million compared with $238.7 million at July 31, 2008 and $294.9 million as of October 31, 2007. Included in working capital as of October 31, 2008 was cash, cash equivalents and marketable securities totaling $121.3 million compared to cash, cash equivalents and marketable securities totaling $162.1 million at July 31, 2008 and $261.2 million at October 31, 2007. The difference in cash position of approximately $40 million between the end of fiscal year 2008 and the end of the first quarter of fiscal 2009 primarily reflects the seasonal build up of working capital plus the working capital needs of the acquired companies. The difference in cash position of approximately $140 million year over year primarily reflects the use of approximately $53 million for acquisitions, approximately $38 million in connection with the Company’s stock repurchase program and approximately $25 million for bank debt repayment. The Company concluded the quarter with no outstanding bank debt.

“There is no question we are seeing the impact of a weakening macro economy, as evidenced by the pressure that we have seen on volumes as well as the current quarter increase to bad debt expense,” said Steven G. Crane, Chief Financial Officer of ModusLink Global Solutions. “However, our balance sheet continues to be a stabilizing factor as the Company navigates the current economic uncertainty. Based on having a strong cash position and no debt, we feel confident in our ability to not only weather the current storm, but to effectively become a leaner and stronger company.”

Outlook

Based on the weakened economic environment, the Company revised its previously issued guidance for fiscal year 2009 and now expects revenue in the range of $1.0 billion to $1.1 billion. At the high end of the guidance range, the Company assumes that the current economic environment will persist throughout the year. At the low end of the range, the Company assumes continued deterioration of the economic environment. The Company also expects operating income (loss) in fiscal 2009 to be in the range of breakeven to a loss of $20 million, assuming restructuring charges for the full fiscal year of $12 million to $17 million related to actions it is taking to reduce costs. The Company also anticipates that approximately 20% of its employee positions in the Americas and Europe will be eliminated by its restructuring actions in fiscal 2009.

Conference Call Information

As previously announced, ModusLink Global Solutions, Inc. will hold a conference call to discuss its fiscal 2009 first quarter results at 5:00 p.m. ET on December 4, 2008. Investors can listen to the conference call on the Internet at www.ir.moduslink.com. To listen to the live call, go to the Website at least 15 minutes prior to the start time to download and install the necessary audio software.

Non-GAAP Information

The Company believes that its non-GAAP measure of operating income/(loss) (“non-GAAP operating income/(loss)”) provides investors with a useful supplemental measure of the Company’s operating performance by excluding the impact of non-cash charges and restructuring activities. Each of the excluded items was excluded because it may be considered to be of a non-operational or non-cash nature. Historically, the Company has recorded significant impairment and restructuring charges. These charges, as well as charges related to depreciation, amortization of intangible assets and stock-based compensation, have been excluded for the purpose of enhancing the understanding by both management and investors of the underlying baseline operating results and trends of the business, which management uses to evaluate our financial performance for purposes of planning and forecasting future periods. Non-GAAP operating income/(loss) does not have any standardized definition and, therefore, is unlikely to be comparable to similar measures presented by other reporting companies. Non-GAAP operating income/(loss) should not be evaluated in isolation of, or as a substitute for, the Company’s financial results prepared in accordance with United States generally accepted accounting principles. The Company’s usage of non-GAAP operating income/(loss), and the underlying methodology in excluding certain charges, is not necessarily an indication of the results of operations that may be expected in the future, or that the Company will not, in fact, incur such charges in future periods. A table reconciling the Company’s non-GAAP operating income/(loss) to its GAAP operating income/(loss) and its GAAP net income/(loss) is included in the statement of operations information in this release.

About ModusLink Global Solutions, Inc. ModusLink Global Solutions, Inc., is a leader in global supply chain business process management. The Company executes critical processes for clients in the high technology and communications industries to provide competitive differentiation and enable new channel and new market opportunities. ModusLink Global Solutions’ integrated portfolio of supply chain outsourcing and technology solutions span four core competencies: supply chain, aftermarket, e-Business and entitlement management. The Company has headquarters in Waltham, Massachusetts and more than 30 facilities in 13 countries – giving it the largest global footprint in the industry. In addition, ModusLink Global Solutions’ venture capital business, @Ventures, invests in a variety of technology ventures. For additional information, visit www.moduslink.com.

ModusLink Global Solutions is a registered trademark of ModusLink Global Solutions, Inc. All other company names and products are trademarks or registered trademarks of their respective companies.

All share and per share data for the prior year period which appears in this press release and the accompanying tables has been adjusted to reflect the 1-for-10 reverse stock split of the Company’s common stock effective October 31, 2007.

This release contains forward-looking statements, which address a variety of subjects including, for example, expected revenue and operating income ranges to be achieved in fiscal 2009, expected headcount reductions, the estimated range of restructuring charges to be taken in fiscal 2009 and the expected impact of the Company’s restructuring and cost reduction actions. All statements other than statements of historical fact, including without limitation, those with respect to the Company’s goals, plans, expectations and strategies set forth herein are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: the Company’s success, including its ability to meet its revenue and operating income projections, improve its cash position, expand its operations and revenue, lower its costs, improve its gross margins, sustain profitability, reach its long-term objectives and operate optimally, depends on its ability to execute on its business strategy and the continued and increased demand for and market acceptance of its services; global economic conditions, especially in the technology sector are uncertain and subject to volatility; demand for our clients’ products may decline or may not achieve the levels anticipated by our clients; the Company’s management may face strain on managerial and operational resources as they try to oversee the expanded operations; the Company may not realize the expected benefits of its restructuring and cost cutting actions; the Company may not be able to expand its operations in accordance with its business strategy; the Company’s cash balances may not be sufficient to allow the Company to meet all of its business and investment goals; the Company may experience difficulties integrating technologies, operations and personnel in accordance with its business strategy; the Company derives a significant portion of its revenue from a small number of customers and the loss of any of those customers could significantly damage the Company’s financial condition and results of operations; the Company frequently sells to its supply chain management clients on a purchase order basis rather than pursuant to contracts with minimum purchase requirements, and therefore its sales and the amount of projected revenue that is actually realized are subject to demand variability; risks inherent with conducting international operations; tax rate expectations are based on current tax law and current expected income and may be affected by the jurisdictions in which profits are determined to be earned and taxed, changes in estimates of credits, benefits and deductions, the resolution of issues arising from tax audits with various tax authorities, including payment of interest and penalties and the ability to realize deferred tax assets; the mergers and acquisitions and IPO markets are inherently unpredictable and liquidity events for companies in the Company’s venture capital portfolio may not occur; and increased competition and technological changes in the markets in which the Company competes. For a detailed discussion of cautionary statements that may affect the Company’s future results of operations and financial results, please refer to the Company’s filings with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K. Forward-looking statements represent management’s current expectations and are inherently uncertain. We do not undertake any obligation to update forward-looking statements made by us.

Contacts:

Investors-Financial:

ModusLink Global Solutions, Inc.

Steven G. Crane, 781-663-5012

Chief Financial Officer

ir@moduslink.com

or

Media:

ModusLink Global Solutions, Inc.

Farrah Phillipo, 781-663-5096

PR and Communications Manager

farrah_phillipo@moduslink.com

or

Bob Joyce, 617-747-3620

FD

bob.joyce@fd.com

Moduslink Global Solutions, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	October 31, 2008	July 31, 2008	October 31, 2007
Assets:
Cash and cash equivalents	$120,830	$160,585	$202,464
Available-for-sale securities	435	1,517	990
Short-term investments	—	—	57,750
Trade accounts receivable, net	222,909	213,096	212,214
Inventories, net	101,210	85,897	70,999
Prepaid and other current assets	11,275	12,820	12,151
Current assets of discontinued operations	—	—	50

Total current assets	456,659	473,915	556,618

Property and equipment, net	69,244	74,889	58,255
Investments in affiliates	35,785	34,558	35,191
Goodwill	190,392	190,012	178,077
Intangible assets, net	27,237	29,292	10,970
Other assets	6,408	7,894	9,604

	$785,725	$810,560	$848,715

Liabilities:
Current portion of capital lease obligations	$216	$349	$477
Revolving line of credit	—	—	24,786
Accounts payable	166,042	168,190	175,066
Current portion of accrued restructuring	11,239	6,297	5,601
Accrued income taxes	2,507	1,027	1,950
Accrued expenses	48,878	52,817	47,710
Other current liabilities	9,064	3,653	2,667
Current liabilities of discontinued operations	2,381	2,840	3,472

Total current liabilities	240,327	235,173	261,729

Long-term portion of accrued restructuring	2,797	3,871	4,863
Long-term portion of capital leases obligations	25	55	202
Other long-term liabilities	19,897	21,648	21,661
Non-current liabilities of discontinued operations	3,598	3,839	1,035

	26,317	29,413	27,761
Stockholders’ equity	519,081	545,974	559,225

	$785,725	$810,560	$848,715

Moduslink Global Solutions, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three months ended October 31,
	2008	2007	Change
Net revenue	$291,412	$274,740	6.1%
Cost of revenue	263,342	235,676	11.7%

Gross margin	28,070	39,064	-28.1%

	9.6%	14.2%	-4.6%
Operating expenses:
Selling, general and administrative	31,078	27,540	12.8%
Amortization of intangibles	1,368	762	79.5%
Restructuring, net	6,418	1,623	295.4%

Total operating expenses	38,864	29,925	29.9%

Operating income (loss)	(10,794)	9,139	-218.1%
Other income (loss)	(3,893)	2,240	-273.8%

Income (loss) from continuing operations before taxes	(14,687)	11,379	-229.1%
Income tax expense	4,033	2,139	88.5%

Income (loss) from continuing operations	(18,720)	9,240	-302.6%

Discontinued operations, net of income taxes:
Income (loss) from discontinued operations	85	(630)	-113.5%

Net Income (loss)	$(18,635)	$8,610	-316.4%

Basic and diluted earnings (loss) per share:
Earnings (loss) from continuing operations	$(0.41)	$0.19	-315.8%
Income (loss) from discontinued operations	$—	$(0.01)	-100.0%

Net earnings (loss)	$(0.41)	$0.18	-327.8%

Shares used in computing basic earnings (loss) per share	45,706	48,052	-4.9%

Shares used in computing diluted earnings (loss) per share	45,706	48,313	-5.4%

Moduslink Global Solutions, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations Information

(In thousands)

(Unaudited)

	Three months ended
	October 31, 2008	October 31, 2007
Net revenue:
Americas	$96,333	$84,183
Asia	84,425	86,712
Europe	110,654	103,845

	$291,412	$274,740

Operating income (loss):
Americas	(8,767)	3,216
Asia	11,391	13,016
Europe	(9,137)	(2,181)

	(6,513)	14,051
Other	(4,281)	(4,912)

	$(10,794)	$9,139

Non-GAAP operating income (loss):
Americas	(4,589)	6,356
Asia	14,034	15,342
Europe	(2,693)	(565)

	6,752	21,133
Other	(3,409)	(4,081)

	$3,343	$17,052

Note: Non-GAAP operating income represents total operating income (loss), excluding net charges related to depreciation, amortization of intangible assets, stock-based compensation and restructuring.

TABLE RECONCILING NON-GAAP OPERATING INCOME TO GAAP OPERATING INCOME AND NET INCOME (LOSS)

NON-GAAP Operating income	$3,343	$17,052

Adjustments:
Depreciation	(4,667)	(4,151)
Amortization of intangible assets	(1,368)	(762)
Stock-based compensation	(1,684)	(1,377)
Restructuring, net	(6,418)	(1,623)

GAAP Operating income	$(10,794)	$9,139

Other income (loss), net	(3,893)	2,240
Income tax expense	4,033	2,139
Income (loss) from discontinued operations	85	(630)

Net income (loss)	$(18,635)	$8,610

TABLE RECONCILING NON-GAAP GROSS MARGIN AS A PERCENTAGE OF REVENUE EXCLUDING DEFERRED REVENUE TO GAAP GROSS MARGIN AS A PERCENTAGE OF REVENUE

Net Revenue	$291,412
Add back: Deferred Revenue	3,700
Adjusted Revenue	$295,112

Gross Margin	$28,070
Add back: Deferred Revenue	3,700
Adjusted Gross Margin	$31,770

GAAP Gross Margin as Percentage of Revenue	9.6%
NON-GAAP Gross Margin as Percentage of Revenue excluding Deferred Revenue	10.8%